EXHIBIT 8.1(a)

                      January 26, 2007

Board of Directors
Green Bus Lines, Inc.
Board of Directors
Triboro Coach Corporation
Board of Directors
Jamaica Central Railways, Inc.,
Board of Directors
GTJ REIT, Inc.
444 Merrick Road
Lynbrook, NY 11563

  Re:
  GTJ REIT, Inc.

Ladies and Gentlemen:

        In connection with the proposed mergers (the "Mergers") of Green Bus Lines, Inc., a New York corporation ("Green Bus"), Triboro Coach Corporation, a New York corporation ("Triboro") and Jamaica Central Railways, Inc., a New York corporation ("Jamaica," and each of Green Bus, Triboro and Jamaica, a "Bus Company," and together the "Bus Companies"), with and into subsidiaries (the "Acquisition Companies") of GTJ REIT Inc., a Maryland corporation ("GTJ REIT"), with the Acquisition Companies surviving the Mergers, as more fully described in the registration statement (together with its exhibits and attachments) filed by GTJ REIT on Form S-11 with the Securities and Exchange Commission on July 28, 2006, as amended from time to time, through Amendment No. 4 thereto expected to be filed with the Securities and Exchange Commission on or about January 29, 2007 (the "Registration Statement"), you have requested our opinion with respect to whether the Mergers would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Internal Revenue Code"), including whether any entities parties to the Mergers would recognize any gain or loss as a result of the Mergers, and whether such entities' asset holding periods and tax bases would carry over to the entities surviving the Mergers.

Bases for Opinion

        The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to:

1.
the Registration Statement;

2.
the Amended and Restated Articles of Incorporation of GTJ REIT dated October 25, 2006;

3.
the Merger Agreement and Plan of Merger by and among the Bus Companies, the Acquisition Companies and GTJ REIT dated July 24, 2006 (the "Merger Agreement"); and

4.
such other documents as we deemed necessary or appropriate.

        The opinion set forth in this letter also are premised on certain written factual representations of GTJ REIT and the Bus Companies contained in a letter to us dated November 22, 2006, as updated through the date hereof, including by a letter by GTJ REIT and the Bus Companies to us dated January 26, 2007 (the "Representation Letter," and together with the documents referred to in the preceding sentence, the "Reviewed Documents").

        We have made such legal and factual inquiries, including an examination of the Reviewed Documents, as we have deemed necessary or appropriate for purposes of rendering the opinion. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in such documents, including the Registration Statement. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations and statements we have relied upon as described herein, or other assumptions set forth herein.

        In this regard, we have assumed with your consent the following:

1.
all of the factual representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof;

2.
any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate, without such qualification;

3.
each agreement described in the Reviewed Documents is valid and binding in accordance with its terms;

4.
each of the obligations of GTJ REIT, the Bus Companies and their respective subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms;

5.
all consolidations other than the Mergers qualify as tax-free transactions;

6.
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

7.
any documents as to which we have reviewed only a form or draft were or will be duly executed without material changes from the form or draft reviewed by us.

        Any material variation or difference in the facts from those set forth in the Reviewed Documents may adversely affect the conclusions stated herein.

Opinion

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that for federal income tax purposes: (i) the Mergers will each qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) none of GTJ REIT, the Bus Companies and the Acquisition Companies will recognize gain or loss solely as a result of the Mergers; (iii) the asset holding periods and tax bases of each of the Bus Companies will carry over to the Acquisition Companies after the Mergers; and (iv) shareholders of the Bus Companies who receive GTJ REIT common stock in exchange for their Bus Company stock in the Mergers pursuant to the Merger

Agreement will not recognize gain or loss solely as a result of the Mergers to the extent of the GTJ REIT common stock received in the exchange, to the extent that they hold their Bus Company stock exchanged as a capital asset within the meaning of Section 1221 of the Internal Revenue Code immediately before the exchange, and such Bus Company shareholders will have the same tax bases and holding periods in such GTJ REIT common stock as they have with respect to the Bus Company stock exchanged in the Mergers.

* * * * *

This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues, including, but not limited to (i) the accuracy of any statements in the Registration Statement, the Merger Agreement or any proxy statement the Bus Companies may issue in the future, (ii) the federal income tax treatment of the receipt of cash by any Bus Company shareholders who elect to exercise their dissenter's or appraisal rights with respect to the Mergers, or of the receipt of any consideration other than GTJ REIT common stock by any Bus Company shareholder, or of the receipt of any consideration other than pursuant to the Merger Agreement, (iii) the federal income tax treatment of a Bus Company shareholder who receives GTJ REIT common stock and who is subject to one or more special rules or provisions of the federal income tax laws, and (iv) the tax treatment of any other transactions or consolidations other than the Mergers.

        This opinion letter has been prepared for your use in connection with the filing by GTJ REIT of the Registration Statement on the date hereof. This opinion letter should not be relied upon for any other purpose. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinion subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.

        We consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,
/s/ Herrick, Feinstein LLP